Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

InMed Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, no par value	Other	12,569,564	$0.427		$5,367,203.83	0.00014760	$792.20
	Total Offering Amounts					$			$792.20
	Total Fees Previously Paid								—
	Total Fee Offsets								—
			Net Fee Due						$792.20

(1)	Consists of (i) 3,012,049 common shares issuable upon exercise of pre-funded warrants issued in the Purchase Agreement, (ii) 3,012,049 common shares issuable upon exercise of preferred investment options issued to the Selling Shareholders in the Purchase Agreement and (iii) 6,545,466 common shares issuable upon the exercise of preferred investment options issued to the Selling Shareholders in the Private Placement. In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registration Statement also covers an indeterminate number of additional common shares that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($0.4450) and low ($0.4090) prices of the registrant’s common shares as reported on the Nasdaq Capital Market on November 7, 2023.